EXHIBIT 99.2

CHANGING WIRELESS FOR GOOD

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T · · Mobile ·

Investor Factbook

Q2 2018

T-Mobile US, Inc.
Investor Factbook
T-Mobile US Reports Second Quarter 2018 Results
T-Mobile Delivers Its Best Q2 Ever
1.6M Customer Net Additions; Record Service Revenues of $7.9B; Record Low Postpaid Phone Churn of 0.95%; Strong Net Income of $782M and EPS of $0.92; Record Adjusted EBITDA of $3.2B
Industry Leading Customer Growth

•	1.6 million total net additions - 21st consecutive quarter with more than 1 million net additions

•	1.0 million total branded postpaid net additions - supported by continued strong postpaid other net additions

•	686,000 branded postpaid phone net additions - led industry for the 18th consecutive quarter

•	91,000 branded prepaid net additions - flat year-over-year despite increased competitive activity in the market

•	Record low 0.95% branded postpaid phone churn, down 15 bps year-over-year

Strong Financial Performance (all percentages year-over-year)

•	Service revenues up 7% to $7.9 billion - led industry for the 17th consecutive quarter

•	Total revenues up 4% to $10.6 billion

•	Net income up 35% to $782 million and diluted earnings per share (EPS) of $0.92

•	Adjusted EBITDA(1) up 7% to $3.2 billion

•	Net cash provided by operating activities(3) up 14% to $1.3 billion

•	Free Cash Flow(1)(3) up 61% to $774 million

Network Expansion Continues, Garners Industry Accolades

•	T-Mobile now covers 323 million people with 4G LTE - targeting 325 million people by year-end 2018

•	Aggressive deployment of 600 MHz in Q2 2018, augmenting existing low-band capabilities on 700 MHz

•	Fastest LTE network according to Ookla; outright winner in 5 of 7 categories in most recent OpenSignal study

Continued Strong Outlook for 2018

•	Increased target for branded postpaid net customer additions of 3.0 to 3.6 million

•	Net income is not available on a forward-looking basis(2)

•	Increased Adjusted EBITDA target of $11.5 to $11.9 billion including leasing revenues of $0.6 to $0.7 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion, unchanged from the prior target range, now expected to come in at the high end of the range. This includes expenditures for 5G deployment

•	Three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 also unchanged at 7% - 12% and 46% - 48%, respectively(1)(3)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of June 30, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

(3)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

Total Branded Postpaid Net Additions
(in thousands)

Branded Postpaid Phone Churn

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 686,000 in Q2 2018, compared to 617,000 in Q1 2018 and 533,000 in Q2 2017. This marks the 18th consecutive quarter that T-Mobile led the industry in branded postpaid phone net customer additions.

▪
Sequentially and year-over-year, branded postpaid phone net customer additions increased due to continued growth in existing and Greenfield markets, the growing success of new customer segments such as T-Mobile for Business, T-Mobile ONE Unlimited 55+ and T-Mobile ONE Military, along with record-low churn.

▪	Branded postpaid other net customer additions were 331,000 in Q2 2018, compared to 388,000 in Q1 2018 and 284,000 in Q2 2017.

▪	The sequential decrease was due to lower net customer additions from connected devices, specifically the Apple watch.

▪
The year-over-year increase was primarily due to higher gross customer additions from connected devices, specifically the Apple watch, partially offset by lower DIGITS gross customer additions and higher deactivations from a growing customer base.

▪	Branded postpaid net customer additions were 1,017,000 in Q2 2018, compared to 1,005,000 in Q1 2018 and 817,000 in Q2 2017.

▪	Branded postpaid phone churn was a record-low 0.95% in Q2 2018, down 12 basis points from 1.07% in Q1 2018 and down 15 basis points from 1.10% in Q2 2017.

▪
The sequential and year-over-year decreases in branded postpaid phone churn were primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings in the marketplace.

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn

Total Branded Net Additions
(in thousands)

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 91,000 in Q2 2018, compared to 199,000 in Q1 2018 and 94,000 in Q2 2017.

▪	Sequentially, the decrease was due to seasonality, partially offset by lower prepaid churn.

▪	The year-over-year decrease was primarily due to higher deactivations from the growing customer base of our MetroPCS brand, partially offset by lower migrations to branded postpaid plans.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q2 2018 by approximately 135,000, down from 150,000 in Q1 2018 and down from 170,000 in Q2 2017.

▪	Branded prepaid churn was 3.81% in Q2 2018, compared to 3.94% in Q1 2018 and 3.91% in Q2 2017.

Total Branded Customers

▪	Total branded net customer additions were 1,108,000 in Q2 2018, compared to 1,204,000 in Q1 2018 and 911,000 in Q2 2017.

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Wholesale Customers

▪	Wholesale net customer additions were 471,000 in Q2 2018, compared to net additions of 229,000 in Q1 2018 and 422,000 in Q2 2017.

▪	Sequentially, the increase was primarily due to higher machine-to-machine ("M2M") gross customer additions combined with lower mobile virtual network operator ("MVNO") customer deactivations.

▪	Year-over-year, the increase was primarily due to higher M2M net customer additions.

Total Customers

▪
Total net customer additions were 1,579,000 in Q2 2018, compared to 1,433,000 in Q1 2018 and 1,333,000 in Q2 2017. This is the 21st consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	T-Mobile ended Q2 2018 with 75.6 million total customers.

T-Mobile Coverage Map
(as of June 30, 2018)

LTE Download Speeds and
Upload Speeds - Q2 2018
(in Mbps, D/L at Base, U/L at Top)
Based on T-Mobile’s analysis of national LTE results from Ookla® Speedtest Intelligence data.

NETWORK

▪
T-Mobile continues to increase and expand the speed and capacity of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the capabilities of our network as the industry moves towards 5G.

Spectrum Position

▪
At the end of Q2 2018, T-Mobile owned an average of 110 MHz of spectrum nationwide. The spectrum comprises an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band and 40 MHz in the AWS band.

▪	T-Mobile also owns millimeter wave spectrum that comprises an average of 251 MHz covering over 110 million POPs in the 28 GHz band and 106 MHz covering over 45 million POPs in the 39 GHz band.

▪	T-Mobile will evaluate future spectrum purchases in upcoming auctions and in the secondary market to augment its current spectrum position.
Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and now covers 323 million people with 4G LTE.

▪	By the end of 2018, we are targeting to cover 325 million people.

▪
To achieve this coverage target, T-Mobile expects to increase the number of macro towers and small cell sites it leases. At the end of Q2 2018, T-Mobile had equipment deployed on approximately 64,000 macro towers and 19,000 small cell/distributed antenna system ("DAS") sites. We plan to roll out an additional 20,000 small cells through 2019.

Network Speed Leadership

▪
We offer the fastest nationwide 4G LTE upload and download speeds in the United States. This is the 18th consecutive quarter we have led the industry in both categories, and this is based on the results of millions of user-generated speed tests.

▪	In Q2 2018, T-Mobile’s average 4G LTE download speed was 31.8 Mbps, compared to Verizon at 29.3 Mbps, AT&T at 26.4 Mbps and Sprint at 24.5 Mbps.

▪	In Q2 2018, T-Mobile's average 4G LTE upload speed was 11.9 Mbps, compared to Verizon at 9.6 Mbps, AT&T at 7.7 Mbps and Sprint at 3.2 Mbps.

Depth of T-Mobile's Nationwide Low-Band Spectrum (600 MHz and 700 MHz)

▪
Ookla’s recently published “2018 U.S. Mobile Performance Report” showed that T-Mobile customers received the fastest speeds nationwide including fastest speeds in 31 states, in rural areas, and tied for first for fastest speeds in the Top 100 metropolitan areas.

▪
OpenSignal’s recently published “State of Mobile Networks: USA” report recognized T-Mobile as the outright winner in 5 of 7 categories. Based on billions of measurements, T-Mobile won in 4G download speed, 3G download speed, overall download speed, 4G upload speed, and 3G latency. T-Mobile also tied for first in 4G availability, providing customers with an LTE signal 94% of the time.

600 MHz Spectrum Update

▪
At the end of Q2 2018, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum covering 328 million POPs. T-Mobile now owns approximately 41 MHz in the low-band (600 MHz and 700 MHz), quadrupling its pre-auction low-band holdings. The purchased spectrum covers 100% of the U.S.

▪
T-Mobile has started deployment of 600 MHz spectrum on an aggressive schedule. At the end of Q2 2018, we were live in over 950 cities and towns in 33 states across the country. Combining 600 and 700 MHz spectrum, we have deployed low band spectrum to nearly 289 million POPs.

▪
T-Mobile has actively engaged with broadcasters to accelerate FCC spectrum clearance timelines, entering into nearly 70 agreements with several parties. Most recently, T-Mobile partnered with CBS-owned WLNY-TV in New York to complete the spectrum repack more than a year ahead of schedule. These agreements are expected to, in the aggregate, accelerate clearing, bringing the total clearing target to approximately 130 million POPs expected by year-end 2018. We expect to reach a clearing target of approximately 260 million POPs by the end of 2019. T-Mobile remains committed to assisting broadcasters occupying 600 MHz spectrum to move to new frequencies.

▪
We expect more than a dozen new smartphones to be rolled out in 2018 to be 600 MHz-capable. The Samsung Galaxy S9 and S9 plus, launched in March 2018, were the first flagship 600 MHz-capable smartphones, and they were followed by five new smartphones from LG and Samsung in the second quarter.

▪	We expect our 600 MHz spectrum holdings will be used to deploy America's first nationwide 5G network by 2020. 4G LTE radios will be upgradeable to support 5G as it becomes available later this year.

5G Update

▪
In addition to building out 5G on 600 MHz, T-Mobile has announced plans to deliver 5G in 30 cities in 2018, including New York, Los Angeles, Dallas, and Las Vegas, using both 600 MHz and millimeter wave spectrum. This network will harness 4G and 5G bandwidths simultaneously, and we expect the introduction of the first 5G smartphones in 2019.

▪
In June 2018, T-Mobile and Nokia announced the successful completion of the nation's first bi-directional over-the-air 5G data session on a 3GPP-compliant 5G New Radio ("NR") system. This standards-based test paves the way for delivering true mobile 5G.

Network Capacity Growth

▪
T-Mobile continues to expand its capacity through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE ("VoLTE"), Carrier Aggregation, 4x4 MIMO, 256 Quadrature Amplitude Modulation ("QAM"), and License Assisted Access ("LAA").

▪
VoLTE comprised 83% of total voice calls in Q2 2018, compared to 80% in Q1 2018 and up from 72% in Q2 2017. Moving voice traffic to VoLTE frees up spectrum and allows for the transition of spectrum currently used for 2G and 3G to 4G LTE. T-Mobile is leading the U.S. wireless industry in the rate of VoLTE adoption.

▪	Carrier aggregation is live for T-Mobile customers in 900 markets. This advanced technology delivers superior speed and performance by bonding multiple discrete spectrum channels together.

▪
4x4 MIMO is currently available in over 500 markets. This technology effectively delivers twice the speed and incremental network capacity to customers by doubling the number of data paths between the cell site and a customer's device. We plan to start deploying massive MIMO (FD-MIMO) in selected locations later in 2018.

▪
T-Mobile has rolled out 256 QAM in nearly 1,000 markets. 256 QAM increases the number of bits delivered per transmission to enable faster speeds. T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM. This trifecta of standards has been rolled out to almost 500 markets.

Narrowband IoT Network

FREEWAY
SURFACE CONDITIONS
TRACTION
89%
VEHICLE WEIGHT: HEAVY
BRIDGE INTEGRITY
STRAINS DETECTED

▪
T-Mobile has also started rolling out License Assisted Access, a technology which utilizes unused 5 GHz spectrum to augment available bandwidth. The first LAA small cell went live in New York City in Q4 2017 and the technology has since been rolled out to over 300 small cells. Deployments of LAA have also commenced in Los Angeles, Atlanta, Houston, Las Vegas, San Diego and New Orleans. In areas where LAA has been deployed, customers with capable handsets have observed real-life speeds in excess of 500 Mbps.

▪
On July 19, 2018, T-Mobile launched its Narrowband Internet of Things (NB-IoT) service nationwide, making it the first to launch NB-IoT in the U.S. and the first in the world to launch NB-IoT in the guard bands for improved efficiency. Built on the 3GPP standard, NB-IoT is a low power, wide area network (LPWAN) LTE-Advanced technology that provides a pathway to 5G IoT and offers many comparable benefits like low power usage, long battery life and low device cost. By lighting up NB-IoT in the guard bands, T-Mobile can utilize spectrum resources most efficiently and IoT applications do not have to compete with other data traffic for network resources.

PROPOSED SPRINT TRANSACTION

▪
On April 29, 2018, T-Mobile announced that it had entered into a Business Combination Agreement with Sprint to merge in an all-stock transaction at a fixed exchange ratio of 0.10256 T-Mobile shares for each Sprint share (or the equivalent of 9.75 Sprint shares for each T-Mobile share).

▪
The combined company will be named “T-Mobile” and, as a result of the merger, is expected to be able to rapidly launch a nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. Neither T-Mobile nor Sprint on its own could generate comparable benefits to consumers. The combined company is expected to trade under the (TMUS) symbol on NASDAQ.

▪	The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the first half of 2019.

▪
On June 18, 2018, we filed the Public Interest Statement ("PIS") and applications for approval of the proposed Sprint transaction with the FCC. On July 18, 2018, the FCC issued a Public Notice formally accepting our applications and establishing a period for public comment.

▪
On July 30, 2018, we filed a registration statement on Form S-4 with the Securities and Exchange Commission related to the proposed Sprint transaction, which is available at the T-Mobile Investor Relations website. The registration statement has not yet become effective.

Devices Sold or Leased
(in million units)
	Q2 2017	Q1 2018	Q2 2018
Total Company
Phones	8.3	8.7	7.9
Mobile broadband devices	0.3	0.6	0.5
Total Company	8.6	9.3	8.4

Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 8.4 million units in Q2 2018, compared to 9.3 million units in Q1 2018 and 8.6 million units in Q2 2017.

▪	Total phones (smartphones and non-smartphones) sold or leased were 7.9 million units in Q2 2018, compared to 8.7 million units in Q1 2018 and 8.3 million units in Q2 2017.

▪	The upgrade rate for branded postpaid customers was approximately 6% in Q2 2018, compared to approximately 5% in Q1 2018 and 7% in Q2 2017.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $1.71 billion in gross EIP device financing to its customers in Q2 2018, up 8.5% from $1.57 billion in Q1 2018 and up 2.9% from $1.66 billion in Q2 2017.

▪	Sequentially the increase was primarily due to higher EIP unit sales, as well as an increase in the average revenue per device sold.

▪	Year-over-year the increase was primarily from higher average revenue per device sold, offset by a decrease in EIP unit sales.

▪
Customers on T-Mobile plans had associated EIP billings of $1.59 billion in Q2 2018, down 6.7% compared to $1.70 billion in Q1 2018 and up 13.1% from $1.40 billion in Q2 2017. EIP billings includes prepayments and adjustments and does not include securitization.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.53 billion at the end of Q2 2018, compared to $3.52 billion at the end of Q1 2018 and $3.16 billion at the end of Q2 2017.

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $190 million in Q2 2018, compared to $222 million in Q1 2018 and -$3 million in Q2 2017.

▪
The sequential decrease was primarily due to a lower number of phones leased and a higher volume of lease device buyouts, partially offset by a lower mix of affordable devices added to the leasing program.

▪
The year-over-year increase was primarily due to a higher number of new phones leased and fewer lease device buyouts, partially offset by a higher mix of affordable devices added to the leasing program.

▪	Depreciation expense associated with leased devices was $238 million in Q2 2018, compared to $223 million in Q1 2018 and $268 million in Q2 2017.

▪	The sequential increase was primarily due to a higher number or total devices under lease.

▪	The year-over-year decrease is due to a higher mix of affordable devices added to the leasing program.

▪	Leased devices included in property and equipment, net were $743 million at the end of Q2 2018, compared to $794 million at the end of Q1 2018 and $828 million at the end of Q2 2017.

▪	Lease revenues were $177 million in Q2 2018, compared to $171 million in Q1 2018 and $234 million in Q2 2017.

Current Quarter Impact from New revenue standard
(in millions, except per share and operating metric amounts)
Increase (decrease)	Previous revenue standard	New revenue standard	Difference
Revenues
Total service revenues	$7,931	$7,931	$—
Equipment revenues	2,229	2,325	96
Other revenues	315	315	—
Total revenues	10,475	10,571	96
Operating expenses
Cost of services	1,504	1,530	26
Cost of equipment sales	2,779	2,772	(7)
Selling, general and administrative	3,192	3,185	(7)
Depreciation and amortization	1,634	1,634	—
Total operating expenses	9,109	9,121	12
Operating income	1,366	1,450	84
Other expense, net	(382)	(382)	—
Income before income taxes	984	1,068	84
Income tax expense	(264)	(286)	(22)
Net income	$720	$782	$62

Earnings per share - basic	$0.85	$0.92	$0.07
Earnings per share - diluted	$0.85	$0.92	$0.07

Operating metrics
Branded postpaid phone ARPU	$46.51	$46.52	$0.01
Branded postpaid ABPU	$58.36	$58.37	$0.01
Branded prepaid ARPU	$38.50	$38.48	$(0.02)

Non-GAAP financial measures
Adjusted EBITDA (1)	$3,149	$3,233	$84

(1)
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial item should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. A reconciliation of this non-GAAP financial item to the most directly comparable financial items based on GAAP as of June 30, 2018 is provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

New Accounting Pronouncements

▪	The discussion and analysis below reflects the impact from accounting pronouncements adopted during the current year including;

▪	ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” and

▪	ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and related amendments ("new revenue standard").

▪	Financial statement results under the new revenue standard, as compared to the previous revenue standard, for the current reporting period are reflected in the table.

▪	The most significant impacts to financial statement results as reported under the new revenue standard, as compared to the previous revenue standard, for the current reporting period are as follows:

▪
Under the new revenue standard, certain commissions paid to dealers previously recognized as a reduction to Equipment revenues in our Condensed Consolidated Statements of Comprehensive Income are now recorded as commission costs in Selling, general and administrative expense.

▪
Contract costs capitalized for new contracts will accumulate in Other assets in our Condensed Consolidated Balance Sheets during 2018. As a result, there will be a net benefit to Selling, general and administrative expense in our Condensed Consolidated Statements of Comprehensive Income during 2018 as capitalization of costs exceed amortization. As capitalized costs amortize into expense over time, the accretive benefit to Operating income anticipated in 2018 is expected to moderate in 2019 and normalize in 2020.

▪
For contracts with promotional bill credits that are contingent on the customer maintaining a service contract that result in an extended service contract, a contract asset is recorded when control of the equipment transfers to the customer and is subsequently recognized as a reduction to Total service revenues in our Condensed Consolidated Statements of Comprehensive Income over the extended contract term.

Hurricane Impacts net of reimbursements
(in millions, except per share and operating metric amounts)
Increase (decrease)	Q1 2018	Q2 2018
	Net	Gross	Reim- bursement	Net
Operating expenses
Cost of services	$36	$—	$(70)	$(70)
Total operating expenses	$36	$—	$(70)	$(70)

Operating income (loss)	$(36)	$—	$70	$70
Net income (loss)	$(23)	$—	$45	$45

Earnings per share - basic	$(0.03)	$—	$0.06	$0.06
Earnings per share - diluted	$(0.03)	$—	$0.06	$0.06

Non-GAAP financial measures
Adjusted EBITDA	$(36)	$—	$70	$70

HURRICANE IMPACTS

▪
During Q1 2018, T-Mobile recognized $36 million in incremental costs to maintain services in Puerto Rico related to hurricanes that occurred in 2017. Additional costs incurred during Q2 2018 were immaterial and are expected to be immaterial during the remainder of 2018. T-Mobile received reimbursement payments from its insurance carriers for property damage of $94 million during Q1 2018, previously accrued for as a receivable as of December 31, 2017, and $70 million during Q2 2018. T-Mobile continues to work with its insurance carriers and expects additional reimbursement related to these hurricanes in future periods.

▪
In Puerto Rico, all of T-Mobile's sites on the island are operational and reconnected to fiber backhaul. Work is ongoing and T-Mobile remains fully committed to working with both the federal and local authorities to return operations to the level expected by all of our customers in Puerto Rico. From a retail perspective, 95% of our stores in Puerto Rico are currently open for business and serving the community. We will continue to invest the time, capital, and manpower to repair, rebuild, and return our Puerto Rico operations to pre-hurricane strength.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $102 million in Q2 2018, compared to $106 million in Q1 2018 and $162 million in Q2 2017.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 0.96% in Q2 2018, compared to 1.01% in Q1 2018 and 1.59% in Q2 2017.

▪
Sequentially, total bad debt expense and losses from sales of receivables decreased by $4 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 5 basis points. The decrease reflects our ongoing focus on managing customer quality.

▪
Year-over-year, total bad debt expense and losses from sales of receivables decreased by $60 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 63 basis points. The decrease reflects our ongoing focus on managing customer quality.

▪	As noted in prior years, total bad debt expense and losses from sales of receivables typically increases during the second half of the year due to seasonality.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 52% of total EIP receivables at the end of Q2 2018, down compared to 53% at the end of Q1 2018 and in line with 52% at the end of Q2 2017.

Branded Postpaid Phone ARPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.52 in Q2 2018, down 0.3% from $46.66 in Q1 2018 and down 1.2% from $47.07 in Q2 2017.

▪	Sequentially, the decrease was due the continued adoption of tax inclusive plans. The impact of the new revenue standard was $0.01 in Q2 2018.

▪
Year-over-year, the decrease was primarily due to the continued adoption of tax inclusive plans, a decrease in the non-cash net benefit from Data Stash, partially offset by the positive impact from our T-Mobile ONE rate plans, and a net reduction in service promotional activities. The impact of the new revenue standard was $0.01 in Q2 2018.

▪	We continue to expect that Branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, excluding the impact from the new revenue standard.

Branded Postpaid ABPU
($ per month)

Branded Postpaid Customers per Account

Branded Prepaid ARPU
($ per month)

Branded Postpaid ABPU

▪	Branded postpaid ABPU was $58.37 in Q2 2018, down 2.9% from $60.14 in Q1 2018 and down 3.4% from $60.40 compared to Q2 2017.

▪
Sequentially, the decrease was primarily due to a decline in EIP billings, growth in the branded postpaid other customer base, which has a lower ARPU than branded postpaid phone, and lower branded postpaid phone ARPU.

▪
Year-over-year, the decrease was primarily due to lower lease revenues, lower branded postpaid phone ARPU, and growth in the branded postpaid other customer base, which has a lower ARPU than branded postpaid phone. These decreases were partially offset by an increase in EIP billings due to growth in the gross amount of equipment financed on EIP.

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 2.97 at the end of Q2 2018, compared to 2.95 at the end of Q1 2018 and 2.91 at the end of Q2 2017.

▪	The sequential and year-over-year increase was primarily due to promotional activities targeting families and the success of connected devices.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $38.48 in Q2 2018, down 1.1% from $38.90 in Q1 2018 and down 0.4% compared to $38.65 in Q2 2017.

▪	The sequential and year-over-year decreases were primarily from the dilution from promotional activities.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪	T-Mobile led the industry in year-over-year service revenue percentage growth in Q2 2018. This marks the 17th consecutive quarter that T-Mobile has led the industry in this measure.

▪	Service revenues were a record-high $7.93 billion in Q2 2018, up 1.6% from $7.81 billion in Q1 2018 and up 6.5% from $7.45 billion in Q2 2017.

▪	Sequentially, the increase was primarily due to growth in branded postpaid revenues.

▪
Branded postpaid revenues increased primarily from growth in our customer base driven by the continued growth in existing and Greenfield markets, growing success of new customer segments such as T-Mobile for Business, T-Mobile ONE Unlimited 55+, and T-Mobile ONE Military, along with record-low churn, partially offset by a slightly lower branded postpaid phone ARPU.

▪	Branded prepaid revenues were flat with the impact of the growth in prepaid customers offset by the decrease in branded prepaid ARPU.

▪	There was no net impact to total service revenues from the new revenue standard in Q2 2018, compared to a negative impact of $30 million in Q1 2018.

▪	Year-over-year, the increase was primarily due to growth in branded postpaid and prepaid revenues.

▪
Branded postpaid revenues increased primarily from growth in our customer base driven by the continued growth in existing and Greenfield markets, growing success of new customer segments such as T-Mobile for Business, T-Mobile ONE Unlimited 55+, and T-Mobile ONE Military, along with record-low churn, partially offset by slightly lower branded postpaid phone ARPU.

▪	Branded prepaid revenues increased primarily from higher average branded prepaid customers.

▪	There was no net impact to total service revenues from the new revenue standard in Q2 2018.

Equipment Revenues
($ in millions)

Equipment Revenues

▪
Equipment revenues were $2.33 billion in Q2 2018, down 1.2% from $2.35 billion in Q1 2018 and down 7.2% from $2.51 billion in Q2 2017. Equipment revenues in Q2 2018 were comprised of lease revenues of $177 million and non-lease revenues of $2.15 billion.

▪	Sequentially, the decrease was primarily due:

▪	A decrease in device sales revenues, excluding purchased lease devices primarily from:

◦	A 10% decrease in the number of devices sold excluding purchased lease devices, partially offset by

◦	Higher average revenue per device sold driven by an increase in the high-end device mix despite an increase in promotions, and a decrease in device commissions, and

◦
A positive impact from the new revenue standard of $96 million primarily related to certain commission costs now recorded as Selling, general and administrative expenses compared to a positive impact of $77 million in Q1 2018; partially offset by

▪	An increase of $20 million from higher volumes of purchased leased devices at the end of the lease term.

▪	Year-over-year, the decrease was primarily due:

▪	A decrease of $150 million from lower volumes of purchased leased devices at the end of the lease term.

▪
A decrease of $57 million in lease revenues from Just Upgrade My Phone! (“JUMP!”®) On Demand customers preferring affordable device options on leasing programs with lower monthly lease payments and shifting focus to our equipment installation plan (“EIP”) financing options for high-end devices; and

▪	A decrease in device sales revenues, excluding purchased lease devices primarily from:

◦	An 8% decrease in the number of devices sold, excluding purchased lease devices, partially offset by

◦	Higher average revenue per device sold driven by an increase in the high-end device mix despite an increase in promotions, and

Total Revenues
($ in millions)

◦
A positive impact from the new revenue standard of $96 million primarily related to certain commission costs now recorded as Selling, general and administrative expenses. These decreases were partially offset by

▪	A $46 million increase in proceeds from liquidation of returned customer handsets.
Total Revenues

▪	Total revenues were $10.57 billion in Q2 2018, up 1.1% from $10.46 billion in Q1 2018 and up 3.5% from $10.21 billion in Q2 2017.

Cost of Services
($ in millions, % of Service Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.53 billion in Q2 2018, down 3.7% from $1.59 billion in Q1 2018 and up 0.8% from $1.52 billion in Q2 2017.

▪
Sequentially, the decrease was primarily due to the positive impact of the hurricane-related insurance reimbursement of $70 million, partially offset by the impact from the new revenue standard of $26 million and regulatory program costs. Cost of services as a percentage of service revenues declined by 110 basis points sequentially.

▪	Excluding the impact from hurricanes, cost of services as a percentage of service revenues would have increased by 30 basis points.

▪
Year-over-year, the increase was primarily due to higher lease and employee-related expenses associated with network expansion, the impact from the new revenue standard of $26 million, partially offset by the positive impact of the hurricane-related insurance reimbursement of $70 million and lower regulatory program costs. As a percentage of service revenues, cost of services decreased 110 basis points year-over-year.

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

▪	Excluding the impact from hurricanes, cost of services as a percentage of service revenues would have decreased by 20 basis points.

Cost of Equipment Sales

▪	Cost of equipment sales was $2.77 billion in Q2 2018, down 2.6% from $2.85 billion in Q1 2018 and down 2.6% from $2.85 billion in Q2 2017.

▪	Sequentially, the decrease was primarily due:

▪	An $81 million decrease in device sales revenues, excluding purchased lease devices primarily from:

◦	A 10% decrease in the number of devices sold excluding purchased lease devices, partially offset by

◦	Higher average revenue per device sold driven by an increase in the high-end device mix, and

▪	A $15 million increase in leased device cost primarily from higher volumes of purchased leased devices at the end of the lease term.

▪	Year-over-year, the decrease was primarily due:

▪	A decrease of $157 million from lower volumes of purchased leased devices at the end of the lease term,

▪	A decrease of $30 million primarily related to:

◦	A decrease in insurance and warranty costs from a decrease in higher cost devices used in the insurance program; partially offset by

◦	Higher costs from an increase in the volume of liquidated returned customer handsets outside of our insurance program. These decreases were partially offset by

▪	An increase of $117 million in device cost of equipment sales, excluding purchased leased devices, primarily due to:

◦	A higher average cost per device sold primarily due to an increase in the high-end device mix; partially offset by

◦	An 8% decrease in the number of devices sold.

SG&A Expense
($ in millions, % of Service Revs)

Selling, General and Admin. (SG&A) Expense

▪	SG&A expense was $3.19 billion in Q2 2018, up 0.7% from $3.16 billion in Q1 2018 and up 9.3% from $2.92 billion in Q2 2017.

▪
Sequentially, the increase was primarily due to higher commissions driven by compensation structure and channel mix changes and the impact from the new revenue standard, costs related to managed services, and costs associated with the proposed Sprint transaction of $41 million, partially offset by lower promotional and advertising costs. As a percentage of service revenues, SG&A expense decreased 30 basis points sequentially.

▪	Excluding the impact from the proposed Sprint transaction, SG&A expense as a percentage of service revenues would have decreased by 90 basis points.

▪
Year-over-year, the increase was primarily due to higher employee-related costs and costs related to managed services, higher commissions driven by compensation structure and channel mix changes, and costs associated with the proposed Sprint transaction of $41 million. These increases were partially offset by lower bad debt expense and losses from sales of receivables, lower handset repair services costs and lower promotional and advertising costs. As a percentage of service revenues, SG&A expense increased 100 basis points year-over-year.

▪	Excluding the impact from the proposed Sprint transaction, SG&A expense as a percentage of service revenues would have increased by 40 basis points.

D&A Expense
($ in millions, % of Total Revs)

Depreciation and Amortization (D&A)

▪	D&A was 1.63 billion in Q2 2018, up 3.7% from $1.58 billion in Q1 2018 and up 7.6% from $1.52 billion in Q2 2017.

▪	D&A related to leased devices was $238 million in Q2 2018, compared to $223 million in Q1 2018 and $268 million in Q2 2017.

▪	Non-lease related D&A was $1.40 billion in Q2 2018, compared to $1.35 billion in Q1 2018 and $1.25 billion in Q2 2017.

▪
The sequential increase was primarily due to the continued build-out of our 4G LTE network and higher depreciation expense related to our JUMP! On Demand program resulting from a higher number of devices under lease and a shift in leased devices to affordable devices.

▪
The year-over-year increase was primarily due to the continued build-out of our 4G LTE network and the implementation of the first component of our new billing system, partially offset by lower depreciation expense related to our JUMP! On Demand program resulting from a mix shift to affordable devices.

Net Income
($ in millions)
*Q4 2017 Net income includes the impact from the Tax Cuts Jobs Act ("TCJA") of $2.18 billion.

Diluted Earnings Per Share
*Q4 2017 EPS includes the impact from the Tax Cuts Jobs Act ("TCJA") of $2.50.

NET INCOME AND
DILUTED EARNINGS PER SHARE ("EPS")

▪	Net income was $782 million in Q2 2018, up 17% from $671 million in Q1 2018 and up 35% from $581 million in Q2 2017. EPS was $0.92 in Q2 2018, up from $0.78 in Q1 2018 and up from $0.67 in Q2 2017.

▪
Sequentially, the increases in net income and EPS were primarily due to increased operating income, interest expense savings, and a $30 million gain on sale of investments, partially offset by debt retirement costs, and increased income taxes. Net income and EPS included the following:

▪	The positive impact from the new revenue standard on net income and EPS in Q2 2018 was $62 million and $0.07, respectively, compared to $71 million and $0.08 in Q1 2018, respectively.

▪
The positive impact from hurricanes, net of insurance recoveries on net income and EPS for Q2 2018 of $45 million and $0.06, respectively, compared to a negative impact of $23 million and $0.03, respectively, for Q1 2018.

▪	The negative impact from the proposed Sprint transaction on net income and EPS for Q2 2018 of $39 million and $0.05, respectively.

▪
Year-over-year, the increases in net income and EPS primarily related to interest expense savings, increased operating income, a $30 million gain on sale of investments, and decreased income taxes, and included the following:

▪	The positive impact from the new revenue standard on net income and EPS in Q2 2018 was $62 million and $0.07, respectively.

▪	The positive impact from hurricanes, net of insurance recoveries on net income and EPS for Q2 2018 of $45 million and $0.06, respectively.

▪	The negative impact from the proposed Sprint transaction on net income and EPS for Q2 2018 of $39 million and $0.05, respectively.

▪	The tax-effected impact from spectrum gains on Net income was $1 million in Q2 2017. There were no spectrum gains in Q2 2018.

▪	Net income margin was 10% in Q2 2018, compared to 9% in Q1 2018 and 8% in Q2 2017. Net income margin is calculated as net income divided by service revenues.

Adjusted EBITDA
($ in millions)

ADJUSTED EBITDA

▪	Adjusted EBITDA was $3.2 billion in Q2 2018, up 9.4% from $3.0 billion in Q1 2018 and up 7.3% from $3.0 billion in Q2 2017.

▪
Sequentially, the increase in Adjusted EBITDA was primarily due to higher postpaid service revenues, the positive impact of the reimbursement from our insurance carriers of $70 million in Q2 2018 compared to costs incurred related to hurricanes of $36 million in Q1 2018, and lower net losses on equipment sales. The positive impact from the new revenue standard was $84 million in Q2 2018 compared to $95 million in Q1 2018.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to an increase in branded postpaid and prepaid service revenues, the positive impact from the new revenue standard of $84 million, the positive impact to cost of services of $70 million related to reimbursement for hurricane losses from our insurance carriers, partially offset by higher SG&A expenses, and higher net losses on equipment sales.

▪	Adjusted EBITDA margin was 41% in Q2 2018, compared to 38% in Q1 2018 and 40% in Q2 2017. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by service revenues.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment, Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.63 billion in Q2 2018, compared to $1.37 billion in Q1 2018 and $1.35 billion in Q2 2017.

▪
Sequentially and year-over-year, the increases were primarily due to higher capitalized interest on the 600 MHz low-band spectrum and continued build out of our network, including the build out of the 600 MHz low-band spectrum.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.53 billion in Q2 2018, compared to $1.32 billion in Q1 2018 and $1.31 billion in Q2 2017.

▪	Capitalized interest included in cash purchases of property and equipment was $102 million in Q2 2018, compared to $43 million in Q1 2018 and $34 million in Q2 2017.

Net Cash Provided by Operating Activities(1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

Net Cash Provided by (Used in) Investing Activities(1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $1.26 billion in Q2 2018, compared to $770 million in Q1 2018 and $1.11 billion in Q2 2017.

▪	Sequentially, the increase was primarily due to an increase in net non-cash adjustments to Net income, lower net outflows from working capital changes and higher Net income.

◦
The change in net non-cash adjustments to Net income was primarily due to changes in Deferred income tax expense, Depreciation and amortization, and Losses on redemption of debt, partially offset by Losses from sales of receivables.

◦
The change in working capital was primarily due to the change in Accounts payable and accrued liabilities, partially offset by Other current and long-term assets, Accounts receivable and Other current and long-term liabilities.

▪	Year-over-year, the increase was primarily due to higher Net income, partially offset by an increase in net outflows from changes in working capital.

◦
The change in working capital was primarily due to the change in Accounts receivable, Accounts payable and accrued liabilities, partially offset by Inventories and Equipment installment plan receivables.

Investing Activities

▪	Net cash from investing activities was an outflow of $306 million in Q2 2018, compared to $462 million in Q1 2018 and $6.25 billion in Q2 2017.

▪
Sequentially, the change was primarily due to the acquisition of Layer3 TV and Iowa Wireless Services, LLC (“IWS”) during Q1 2018, partially offset by higher purchases of property and equipment, including capitalized interest.

▪
Year-over-year, the change was primarily due to lower purchases of spectrum licenses and other intangible assets, higher proceeds related to our deferred purchase price from securitization transactions, partially offset by higher purchases of property and equipment, including capitalized interest.

Net Cash Provided by (Used in)
Financing Activities (1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

Free Cash Flow (1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Financing Activities

▪	Net cash from financing activities was an outflow of $3.27 billion in Q2 2018, compared to an inflow of $1.00 billion in Q1 2018 and an outflow of $2.18 billion in Q2 2017.

▪
Sequentially, the change was primarily due to lower proceeds from issuance of long-term debt, higher repayments of long-term debt and higher repayments of revolving credit facility, partially offset by lower repurchases of common stock.

▪
Year-over-year, the change was primarily due to lower proceeds from issuance of long-term debt, higher repayments of revolving credit facility and higher repurchases of common stock, partially offset by lower repayments of long-term debt, lower repayments of short-term debt for purchases of inventory, property and equipment, net and higher proceeds from borrowing on revolving credit facility.

FREE CASH FLOW

▪	Free Cash Flow was $774 million in Q2 2018, compared to $668 million in Q1 2018 and $482 million in Q2 2017.

▪
Sequentially, the increase was due to higher net cash provided by operating activities, as described above, partially offset by higher purchases of property and equipment and higher cash payments for debt prepayment or debt extinguishment costs.

▪
Year-over-year, the increase was due to higher proceeds related to our deferred purchase price from securitization transactions and higher net cash provided by operating activities, as described above, partially offset by higher purchases of property of equipment.

▪
Net cash proceeds from securitization were $25 million in Q2 2018 compared to cash used for securitization of $150 million in Q1 2018 and net cash proceeds from securitization of $66 million in Q2 2017.

TAX CUTS AND JOBS ACT ("TCJA")

▪
The TCJA was enacted on December 22, 2017 and was generally effective beginning January 1, 2018. The TCJA includes numerous changes to existing tax law, which have been reflected in the 2018 condensed consolidated financial statements. The state corporate income tax impact of the TCJA is complex and will continue to evolve as jurisdictions evaluate conformity to the numerous federal tax law changes. As such, a re-measurement of state deferred tax assets and liabilities and the associated net tax benefit or expense may result. The TCJA resulted in a net tax benefit of $2.18 billion in Q4 2017. The impact from the TCJA on EPS was $2.50 in Q4 2017. There were no material impacts from the TCJA in Q1 2018 or Q2 2018.

▪
We expect that the TCJA will be beneficial for us, both through lower tax rates, and the immediate expensing of capital expenditures for five years. Our effective tax rate is estimated to be 24% to 26% for 2018. As a result of the TCJA, we do not expect to be a material cash taxpayer until 2024, compared to 2020 previously. We expect a favorable impact on net cash taxes paid of $6.5 to $7.0 billion from 2020 to 2027. Additionally, we do not anticipate any permanent interest expense disallowance in the future.

STOCK REPURCHASE PROGRAM

▪
On December 6, 2017, our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “2017 Stock Repurchase Program”). From the inception of our Stock Repurchase Program through April 27, 2018, we repurchased 23.7 million shares of our common stock at an average price per share of $63.07 for a total purchase price of $1.5 billion.

▪	During Q2 2018, we repurchased 6.2 million shares of our common stock under the 2017 Stock Repurchase Program at an average price per share of $62.12 for approximately $388 million.

▪
On April 27, 2018, our Board of Directors authorized an increase in the total stock repurchase program to $9.0 billion, consisting of the $1.5 billion in repurchases previously completed and for up to an additional $7.5 billion of repurchases of our common stock, allocated as up to $500 million of shares of common stock through December 31, 2018, up to $3.0 billion of shares of common stock for the year ending December 31, 2019 and up to $4.0 billion of shares of common stock for the year ending December 31, 2020, with any authorized but unutilized repurchase capacity for any of the foregoing periods increasing the authorized repurchase capacity for the succeeding period by the amount of such unutilized repurchase capacity.

▪
The additional $7.5 billion repurchase authorization is contingent upon the termination of the Business Combination Agreement with Sprint and the abandonment of the transactions contemplated under the agreement.

▪
The repurchase program does not obligate us to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired.

Total Debt and Net Debt (excl. Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q2 2018 was $28.0 billion and was comprised of the following:

▪	$1.0 billion of short-term debt;

▪	$0.3 billion of short-term debt to affiliates;

▪	$12.1 billion of long-term debt; and

▪	$14.6 billion of long-term debt to affiliates.

▪	Net debt, excluding tower obligations, at the end of Q2 2018 was $27.8 billion.

▪
The ratio of net debt, excluding tower obligations, to net income for the trailing last twelve months ("LTM") period was 5.9x at the end of Q2 2018, compared to 6.2x at the end of Q1 2018 and 13.9x at the end of Q2 2017. The ratio of net debt, excluding tower obligations, to net income for the LTM at the end of Q2 2018 and Q1 2018 was primarily impacted by the Q4 2017 income tax benefit.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 2.4x at the end of Q2 2018, compared to 2.4x at the end of Q1 2018 and 2.6x at the end of Q2 2017.

▪
In April 2018, we redeemed two Senior Notes with an aggregate principal amount of $2.4 billion. The redemption premiums were approximately $79 million and the write-off of premiums was approximately $75 million.

▪
In April 2018, we issued to DT Senior Notes with an aggregate principal amount of $2.5 billion and concurrently redeemed the outstanding aggregate principal amounts on two Senior Reset Notes totaling $2.5 billion. The redemption premiums were approximately $102 million.

2018 Guidance Outlook

	Original			Q1 2018 Update			Q2 2018 Update
Branded Postpaid Net Adds (in millions)	2.0	-	3.0	2.6	-	3.3	3.0	-	3.6
Adjusted EBITDA ($ in billions)	$11.3	-	$11.7	$11.4	-	$11.8	$11.5	-	$11.9
Cash purchases of prop and equip excl Cap Int ($ in billions)	$4.9	-	$5.3	Unchanged			Unchanged
Net cash provided by op act 3-yr CAGR	16%	-	18%	7%	-	12%	Unchanged
Free Cash Flow three-year CAGR	46%	-	48%	Unchanged			Unchanged

GUIDANCE

▪	Branded postpaid net customer additions for the full-year 2018 of 3.0 to 3.6 million, increased from the prior target range of 2.6 to 3.3 million.

▪
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

▪
For the full-year 2018, Adjusted EBITDA is expected to be in the range of $11.5 to $11.9 billion, increased from the prior target range of $11.4 to $11.8 billion. This target excludes future spectrum gains, includes expected leasing revenues of $0.6 - $0.7 billion and takes into account our build out of low band spectrum, including the accelerated rollout of 600MHz spectrum, driving up Cost of Services by $300 to $400 million year-over-year. Including the estimated impact of the new revenue standard, Adjusted EBITDA is expected to increase by an additional $0.2 - $0.5 billion for a total guidance range of $11.7 - $12.4 billion.

▪
Cash purchases of property and equipment for the full-year 2018, excluding capitalized interest, are expected to be in the range of $4.9 to $5.3 billion, unchanged from the prior target range, but are now expected to come in at the high end of the range. This includes expenditures for 5G deployment.

▪	Net cash provided by operating activities three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 7% and 12%, unchanged from the prior guidance range.

▪
Free Cash Flow three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. In Q1 2018, we redefined Free Cash Flow upon the adoption of the new cash flow accounting standard. Free cash flow guidance does not assume any material net cash inflows from securitization going forward

▪	We continue to expect that Branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, excluding the impact from the new revenue standard.

▪	For the full year 2018, we continue to expect the following impacts from the adoption of the new revenue standard:

▪	Service revenues $(0.2) - $(0.1) billion

▪	Total revenues $0.3 - $0.5 billion

▪	Operating expenses $(0.1) - $0.1 billion

▪	Net income $0.2 - $0.4 billion

▪	Adjusted EBITDA $0.2 - $0.5 billion

▪	We expect postpaid phone ARPU to be negatively affected by changes in revenue allocation under the new revenue standard.

▪
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

▪
Please see our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 for additional information on the adoption of the new revenue standard and the new cash flow accounting standard.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Goldman Sachs 27th Annual Communacopia Conference, September 12-14, New York, NY

▪	Deutsche Bank 26th Annual Leveraged Finance Conference, October 1-3, Scottsdale, AZ

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Esther Tehrani, esther.tehrani@t-mobile.com
212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$215	$1,219
Accounts receivable, net of allowances of $70 and $86	1,630	1,915
Equipment installment plan receivables, net	2,308	2,290
Accounts receivable from affiliates	11	22
Inventories	998	1,566
Other current assets	1,929	1,903
Total current assets	7,091	8,915
Property and equipment, net	22,375	22,196
Goodwill	1,901	1,683
Spectrum licenses	35,532	35,366
Other intangible assets, net	260	217
Equipment installment plan receivables due after one year, net	1,222	1,274
Other assets	1,311	912
Total assets	$69,692	$70,563
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$6,686	$8,528
Payables to affiliates	190	182
Short-term debt	1,004	1,612
Short-term debt to affiliates	320	—
Deferred revenue	722	779
Other current liabilities	359	414
Total current liabilities	9,281	11,515
Long-term debt	12,065	12,121
Long-term debt to affiliates	14,581	14,586
Tower obligations	2,574	2,590
Deferred tax liabilities	4,087	3,537
Deferred rent expense	2,746	2,720
Other long-term liabilities	968	935
Total long-term liabilities	37,021	36,489
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 848,736,488 and 860,861,998 shares issued, 847,225,746 and 859,406,651 shares outstanding	—	—
Additional paid-in capital	37,786	38,629
Treasury stock, at cost, 1,510,742 and 1,455,347 shares issued	(7)	(4)
Accumulated other comprehensive income	—	8
Accumulated deficit	(14,389)	(16,074)
Total stockholders' equity	23,390	22,559
Total liabilities and stockholders' equity	$69,692	$70,563

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions, except share and per share amounts)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
Revenues
Branded postpaid revenues	$5,164	$5,070	$4,820	$10,234	$9,545
Branded prepaid revenues	2,402	2,402	2,334	4,804	4,633
Wholesale revenues	275	266	234	541	504
Roaming and other service revenues	90	68	57	158	92
Total service revenues	7,931	7,806	7,445	15,737	14,774
Equipment revenues	2,325	2,353	2,506	4,678	4,549
Other revenues	315	296	262	611	503
Total revenues	10,571	10,455	10,213	21,026	19,826
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,530	1,589	1,518	3,119	2,926
Cost of equipment sales	2,772	2,845	2,846	5,617	5,532
Selling, general and administrative	3,185	3,164	2,915	6,349	5,870
Depreciation and amortization	1,634	1,575	1,519	3,209	3,083
Gains on disposal of spectrum licenses	—	—	(1)	—	(38)
Total operating expense	9,121	9,173	8,797	18,294	17,373
Operating income	1,450	1,282	1,416	2,732	2,453
Other income (expense)
Interest expense	(196)	(251)	(265)	(447)	(604)
Interest expense to affiliates	(128)	(166)	(131)	(294)	(231)
Interest income	6	6	6	12	13
Other income (expense), net	(64)	10	(92)	(54)	(90)
Total other expense, net	(382)	(401)	(482)	(783)	(912)
Income before income taxes	1,068	881	934	1,949	1,541
Income tax expense	(286)	(210)	(353)	(496)	(262)
Net income	782	671	581	1,453	1,279
Dividends on preferred stock	—	—	(14)	—	(28)
Net income attributable to common stockholders	$782	$671	$567	$1,453	$1,251

Net income	$782	$671	$581	$1,453	$1,279
Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax effect of $1, $(1), $1, $0 and $2	3	(3)	1	—	2
Other comprehensive income	3	(3)	1	—	2
Total comprehensive income	$785	$668	$582	$1,453	$1,281
Earnings per share
Basic	$0.92	$0.78	$0.68	$1.71	$1.51
Diluted	$0.92	$0.78	$0.67	$1.69	$1.47
Weighted average shares outstanding
Basic	847,660,488	855,222,664	830,971,528	851,420,686	829,356,255
Diluted	852,040,670	862,244,084	870,457,181	858,728,832	870,854,386

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows (1)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
Operating activities
Net income	$782	$671	$581	$1,453	$1,279
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,634	1,575	1,519	3,209	3,083
Stock-based compensation expense	112	97	72	209	139
Deferred income tax expense	272	206	345	478	248
Bad debt expense	75	54	82	129	175
Losses from sales of receivables	27	52	80	79	175
Deferred rent expense	7	4	20	11	40
Losses on redemption of debt	90	32	88	122	86
Gains on disposal of spectrum licenses	—	—	(1)	—	(38)
Changes in operating assets and liabilities
Accounts receivable	(1,136)	(873)	(629)	(2,009)	(1,654)
Equipment installment plan receivables	(286)	(222)	(584)	(508)	(793)
Inventories	125	33	(185)	158	(141)
Other current and long-term assets	(248)	132	(135)	(116)	(146)
Accounts payable and accrued liabilities	(79)	(1,028)	56	(1,107)	(595)
Other current and long-term liabilities	(105)	45	(189)	(60)	(144)
Other, net	(9)	(8)	(14)	(17)	—
Net cash provided by operating activities	1,261	770	1,106	2,031	1,714
Investing activities
Purchases of property and equipment, including capitalized interest of $102, $43, $34, $145 and $82	(1,629)	(1,366)	(1,347)	(2,995)	(2,875)
Purchases of spectrum licenses and other intangible assets	(28)	(51)	(5,791)	(79)	(5,805)
Proceeds related to beneficial interests in securitization transactions	1,323	1,295	882	2,618	2,016
Acquisition of companies, net of cash acquired	(5)	(333)	—	(338)	—
Other, net	33	(7)	5	26	(3)
Net cash used in investing activities	(306)	(462)	(6,251)	(768)	(6,667)
Financing activities
Proceeds from issuance of long-term debt	—	2,494	4,485	2,494	9,980
Payments of consent fees related to long-term debt	(38)	—	—	(38)	—
Proceeds from borrowing on revolving credit facility	2,070	2,170	1,855	4,240	1,855
Repayments of revolving credit facility	(2,195)	(1,725)	(1,175)	(3,920)	(1,175)
Repayments of capital lease obligations	(155)	(172)	(119)	(327)	(209)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(292)	—	(292)
Repayments of long-term debt	(2,350)	(999)	(6,750)	(3,349)	(10,230)
Repurchases of common stock	(405)	(666)	—	(1,071)	—
Tax withholdings on share-based awards	(10)	(74)	(3)	(84)	(95)
Dividends on preferred stock	—	—	(14)	—	(28)
Cash payments for debt prepayment or debt extinguishment costs	(181)	(31)	(159)	(212)	(188)
Other, net	(3)	3	(3)	—	16
Net cash (used in) provided by financing activities	(3,267)	1,000	(2,175)	(2,267)	(366)
Change in cash and cash equivalents	$(2,312)	$1,308	$(7,320)	$(1,004)	$(5,319)
Cash and cash equivalents
Beginning of period	2,527	1,219	7,501	1,219	5,500
End of period	$215	$2,527	$181	$215	$181
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$559	$378	$727	$937	$1,222
Income tax payments	10	1	6	11	21
Noncash beneficial interest obtained in exchange for securitized receivables	1,205	1,128	992	2,333	2,008
Noncash investing and financing activities
Changes in accounts payable for purchases of property and equipment	(386)	(364)	8	(750)	(317)
Leased devices transferred from inventory to property and equipment	280	304	270	584	513
Returned leased devices transferred from property and equipment to inventory	(90)	(82)	(273)	(172)	(470)
Issuance of short-term debt for financing of property and equipment	54	237	2	291	290
Assets acquired under capital lease obligations	176	142	313	318	597

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Customers, end of period
Branded postpaid phone customers (1) (2)	32,095	32,628	33,223	34,114	34,744	35,430	32,628	35,430
Branded postpaid other customers (2)	3,246	3,530	3,752	3,933	4,321	4,652	3,530	4,652
Total branded postpaid customers	35,341	36,158	36,975	38,047	39,065	40,082	36,158	40,082
Branded prepaid customers (1)	20,199	20,293	20,519	20,668	20,876	20,967	20,293	20,967
Total branded customers	55,540	56,451	57,494	58,715	59,941	61,049	56,451	61,049
Wholesale customers (3)	17,057	13,111	13,237	13,870	14,099	14,570	13,111	14,570
Total customers, end of period	72,597	69,562	70,731	72,585	74,040	75,619	69,562	75,619
Adjustments to wholesale customers (3)	—	(4,368)	(160)	—	—	—	(4,368)	—

(1)
As a result of the acquisition of Iowa Wireless Services, LLC (IWS), we included an adjustment of 13,000 branded postpaid phone and 4,000 branded prepaid IWS customers in our reported subscriber base as of January 1, 2018. Additionally, as a result of the acquisition of Layer3 TV, we included an adjustment of 5,000 branded prepaid customers in our reported subscriber base as of January 22, 2018.

(2)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(3)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4,368,000 and 160,000 reported wholesale customers as of the beginning of Q2 2017 and Q3 2017, respectively.

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Net customer additions (losses)
Branded postpaid phone customers (1) (2)	798	533	595	891	617	686	1,331	1,303
Branded postpaid other customers (2)	116	284	222	181	388	331	400	719
Total branded postpaid customers	914	817	817	1,072	1,005	1,017	1,731	2,022
Branded prepaid customers (1)	386	94	226	149	199	91	480	290
Total branded customers	1,300	911	1,043	1,221	1,204	1,108	2,211	2,312
Wholesale customers (3)	(158)	422	286	633	229	471	264	700
Total net customer additions	1,142	1,333	1,329	1,854	1,433	1,579	2,475	3,012
Adjustments to branded postpaid phone customers (2)	—	(253)	—	—	—	—	(253)	—
Adjustments to branded postpaid other customers (2)	—	253	—	—	—	—	253	—

(1)	As a result of the acquisition of IWS and Layer3 TV, customer activity post acquisition was included in our net customer additions beginning in the first quarter of 2018.

(2)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(3)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

	Quarter						Six Months Ended June 30,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Branded postpaid phone churn	1.18%	1.10%	1.23%	1.18%	1.07%	0.95%	1.14%	1.01%
Branded prepaid churn	4.01%	3.91%	4.25%	4.00%	3.94%	3.81%	3.96%	3.87%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter						Six Months Ended June 30,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Financial Metrics
Service revenues (in millions)	$7,329	$7,445	$7,629	$7,757	$7,806	$7,931	$14,774	$15,737
Total revenues (in millions)	$9,613	$10,213	$10,019	$10,759	$10,455	$10,571	$19,826	$21,026
Net income (in millions)	$698	$581	$550	$2,707	$671	$782	$1,279	$1,453
Net income margin	10%	8%	7%	35%	9%	10%	9%	9%
Adjusted EBITDA (in millions)	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$5,680	$6,189
Adjusted EBITDA margin	36%	40%	37%	35%	38%	41%	38%	39%
Cash purchases of property and equipment including capitalized interest (in millions)	$1,528	$1,347	$1,441	$921	$1,366	$1,629	$2,875	$2,995
Capitalized Interest (in millions)	$48	$34	$29	$25	$43	$102	$82	$145
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,480	$1,313	$1,412	$896	$1,323	$1,527	$2,793	$2,850
Net cash provided by operating activities (in millions) (1)	$608	$1,106	$1,252	$865	$770	$1,261	$1,714	$2,031
Net cash provided by (used in) investing activities (in millions) (1)	$(416)	$(6,251)	$(345)	$267	$(462)	$(306)	$(6,667)	$(768)
Net cash provided by (used in) financing activities (in millions) (1)	$1,809	$(2,175)	$(349)	$(652)	$1,000	$(3,267)	$(366)	$(2,267)
Free Cash Flow (in millions) (1)	$185	$482	$921	$1,137	$668	$774	$667	$1,442
Net cash proceeds from securitization	$(144)	$66	$11	$95	$(150)	$25	$(78)	$(125)
Operating Metrics
Branded postpaid phone ARPU (2)	$47.53	$47.07	$46.93	$46.38	$46.66	$46.52	$47.29	$46.59
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14	$58.37	$61.14	$59.24
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90	$38.48	$38.59	$38.69
Branded postpaid accounts, end of period (in thousands)	12,275	12,432	12,668	12,990	13,237	13,498	12,432	13,498
Branded postpaid customers per account	2.88	2.91	2.92	2.93	2.95	2.97	2.91	2.97
Device Sales and Leased Devices
Phones (in millions)	8.6	8.3	8.7	9.7	8.7	7.9	16.9	16.6
Branded postpaid handset upgrade rate	7%	7%	6%	7%	5%	6%	14%	11%
Device Financing
Gross EIP financed (in millions)	$1,339	$1,657	$1,487	$2,090	$1,572	$1,705	$2,996	$3,277
EIP billings (in millions)	$1,402	$1,402	$1,481	$1,581	$1,698	$1,585	$2,804	$3,283
EIP receivables, net (in millions)	$2,855	$3,162	$3,236	$3,564	$3,515	$3,530	$3,162	$3,530
Lease revenues (in millions)	$324	$234	$159	$160	$171	$177	$558	$348
Leased devices transferred from inventory to property and equipment (in millions)	$243	$270	$262	$356	$304	$280	$513	$584
Returned leased devices transferred from property and equipment to inventory (in millions)	$(197)	$(273)	$(165)	$(107)	$(82)	$(90)	$(470)	$(172)
Customer Quality
EIP receivables classified as prime	43%	43%	43%	44%	43%	42%	43%	42%
EIP receivables classified as prime (including EIP receivables sold)	53%	52%	52%	54%	53%	52%	52%	52%
Total bad debt expense and losses from sales of receivables (in millions)	$188	$162	$190	$147	$106	$102	$350	$208

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and the related revenue to the branded postpaid other customer category for the second quarter of 2017.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$1,279	$1,453
Adjustments:
Interest expense	339	265	253	254	251	196	604	447
Interest expense to affiliates	100	131	167	162	166	128	231	294
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(13)	(12)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	90	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	262	496
Operating income	1,037	1,416	1,323	1,112	1,282	1,450	2,453	2,732
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575	1,634	3,083	3,209
Stock-based compensation (1)	67	72	83	85	96	106	139	202
Cost associated with proposed Sprint transaction	—	—	—	—	—	41	—	41
Other, net (2)	—	5	—	29	3	2	5	5
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$5,680	$6,189

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018
Short-term debt	$7,542	$522	$558	$1,612	$3,320	$1,004
Short-term debt to affiliates	—	680	—	—	445	320
Long-term debt	13,105	13,206	13,163	12,121	12,127	12,065
Long-term debt to affiliates	9,600	14,086	14,586	14,586	14,586	14,581
Less: Cash and cash equivalents	(7,501)	(181)	(739)	(1,219)	(2,527)	(215)
Net debt (excluding Tower Obligations)	$22,746	$28,313	$27,568	$27,100	$27,951	$27,755
Divided by: Last twelve months Net income	$1,679	$2,035	$2,219	$4,536	$4,509	$4,710
Net Debt (excluding Tower Obligations) to last twelve months Net income	13.5	13.9	12.4	6.0	6.2	5.9
Divided by: Last twelve months Adjusted EBITDA	$10,493	$10,976	$11,109	$11,213	$11,501	$11,722
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.2	2.6	2.5	2.4	2.4	2.4

Free Cash Flow (1) is calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Net cash provided by operating activities	$608	$1,106	$1,252	$865	$770	$1,261	$1,714	$2,031
Cash purchases of property and equipment	(1,528)	(1,347)	(1,441)	(921)	(1,366)	(1,629)	(2,875)	(2,995)
Proceeds related to beneficial interests in securitization transactions	1,134	882	1,110	1,193	1,295	1,323	2,016	2,618
Cash payments for debt prepayment or debt extinguishment costs	(29)	(159)	—	—	(31)	(181)	(188)	(212)
Free Cash Flow	$185	$482	$921	$1,137	$668	$774	$667	$1,442
Net cash (used in) provided by investing activities	$(416)	$(6,251)	$(345)	$267	$(462)	$(306)	$(6,667)	$(768)
Net cash provided by (used in) financing activities	$1,809	$(2,175)	$(349)	$(652)	$1,000	$(3,267)	$(366)	$(2,267)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Free Cash Flow (1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$3,405	$3,855	7%	12%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Proceeds related to beneficial interests in securitization transactions	3,356	6,195	6,195
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,600	$4,600	46%	48%

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter						Six Months Ended June 30,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$9,545	$10,234
Less: Branded postpaid other revenues	(225)	(255)	(294)	(303)	(259)	(272)	(480)	(531)
Branded postpaid phone service revenues	$4,500	$4,565	$4,626	$4,680	$4,811	$4,892	$9,065	$9,703
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	31,564	32,329	32,852	33,640	34,371	35,051	31,946	34,711
Branded postpaid phone ARPU (1)	$47.53	$47.07	$46.93	$46.38	$46.66	$46.52	$47.29	$46.59

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$9,545	$10,234
EIP billings	1,402	1,402	1,481	1,581	1,698	1,585	2,804	3,283
Lease revenues	324	234	159	160	171	177	558	348
Total billings for branded postpaid customers	$6,451	$6,456	$6,560	$6,724	$6,939	$6,926	$12,907	$13,865
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	34,740	35,636	36,505	37,436	38,458	39,559	35,188	39,009
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14	$58.37	$61.14	$59.24

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,299	$2,334	$2,376	$2,371	$2,402	$2,402	$4,633	$4,804
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	19,889	20,131	20,336	20,461	20,583	20,806	20,010	20,695
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90	$38.48	$38.59	$38.69

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the proposed Sprint transaction, as they are not indicative of T-Mobile's ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule. In Q1 2018, we made an accounting change to reduce net cash provided by operating activities by the deferred purchase price less payments for debt prepayment or debt extinguishment costs, as a result of the adoption of ASU 2016-15. Free Cash Flow has been redefined to reflect the changes in classification and present cash flows on a consistent basis for investor transparency.

11.	Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, less cash and cash equivalents.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements concerning T-Mobile, Sprint and the proposed transaction between T-Mobile and Sprint. All statements other than statements of fact, including information concerning future results, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction, including anticipated future financial and operating results, synergies, accretion and growth rates, T-Mobile’s, Sprint’s and the combined company’s plans, objectives, expectations and intentions, and the expected timing of completion of the proposed transaction. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the failure to obtain, or delays in obtaining, required regulatory approvals, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction, or the failure to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the business combination agreement; adverse effects on the market price of T-Mobile’s or Sprint’s common stock and on T-Mobile’s or Sprint’s operating results because of a failure to complete the proposed transaction in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the proposed transaction on the expected terms or timing or at all; the ability of T-Mobile, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of T-Mobile’s or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the transaction on the market price of T-Mobile’s or Sprint’s common stock and on T-Mobile’s or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant transaction costs, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into T-Mobile; the risk of litigation or regulatory actions; the inability of T-Mobile, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the business combination agreement during the pendency of the proposed transaction could adversely affect T-Mobile’s or Sprint’s ability to pursue business opportunities or strategic transactions; effects of changes in the regulatory environment in which T-Mobile and Sprint operate; changes in global, political, economic, business, competitive and market conditions; changes in tax and other laws and regulations; and other risks and uncertainties detailed in the Form S-4, as well as in T-Mobile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” as well as in its subsequent reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.t-mobile.com. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Given these risks and uncertainties, persons reading this communication are cautioned not to place undue reliance on such forward-looking statements. T-Mobile assumes no obligation to update or revise the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

Important Additional Information

In connection with the proposed transaction, T-Mobile US, Inc. (“T-Mobile”) has filed a registration statement on Form S-4, which contains a preliminary joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a preliminary prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When final, a definitive copy of the joint consent solicitation statement/prospectus will be sent to T-Mobile and Sprint stockholders. Investors and security holders may obtain these documents free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov, or from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov, or from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

Participants in the Solicitation

T-Mobile and Sprint and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information about T-Mobile’s directors and executive officers is available in T-Mobile’s proxy statement dated April 26, 2018, for its 2018 Annual Meeting of Stockholders. Information about Sprint’s directors and executive officers is available in Sprint’s proxy statement dated June 26, 2018, for its 2018 Annual Meeting of Stockholders, and in Sprint’s subsequent Current Report on Form 8-K filed with the SEC on July 2, 2018. Other information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint consent solicitation statement/prospectus and other relevant materials filed with the SEC regarding the transaction when they become available. Investors should read the joint consent solicitation statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from T-Mobile or Sprint as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 75.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.